EXHIBIT 10.20

As of May 1, 2013

Victor Bronshtein, Ph.D.
Universal Stabilization Technologies, Inc.
4050 Sorrento Valley Blvd., Suite L
San Diego, CA 92121

Subject:  Further Extension to LOI dated January 7, 2011

Dear Victor:

The following is quoted from the executed LOI:

•	No later than May 15, 2011, the Licensee and the Licensor will sign and begin executing a mutually agreeable one-year Pilot Development Project.
•
Starting on the earlier of (i) May 15, 2011, or (ii) the first day after signing the Pilot Development Project, the Licensee will be obligated to pay the Licensor or at least CA$8333.33 per month for the work performed by Licensor under the Pilot Development Project. The Licensee and the Licensor will negotiate in good faith the goals, objectives and work product of the Pilot Development Project and the actual amount of the such monthly payment, which may be in excess of CA$8,333.33, depending on the scope of the work requested by Licensee.

•
The Option Period for the exclusive option to enter into the License Agreement on the License Terms described below will expire on the earlier of (i) May 15, 2012 or (ii) the date the Licensee ceases to make monthly payments to the Licensor for the Pilot Development Project.

This Agreement was previously extended on May 4, 2012, August 15, 2012, October 15, 2012, and December 31, 2012. For good and valuable consideration the parties agree to extend and modify the Agreement as follows:

(i)	The LOI dated January 7, 2011 is extended to June 30, 2013.
(ii)	Monthly payments during the extension period will continue at the same rate through December 15th, 2012.
(iii)	No cash payments will be due for the months of January- May, 2013.
(iv)	Monthly payments, until the full exercise of the License Agreement in the amount of CA$8,333.33 will recommence no later than on June 15th 2013.
(v)
 In lieu of cash payments for the months of January-May, 2013, the Company hereby agrees to issue the amount of 200,000 shares of its common stock par value $0.0001 in favor of Universal Stabilization Technologies, Inc.

(vi)	All other terms and conditions remain the same.

/s/ Victor Bronshtein, PhD	/s/ Bob Hoerr
Victor Bronshtein, PhD	Bob Hoerr
President and Chief Scientific Officer Universal Stabilization Technologies, Inc.	President & CEO Enterologics, Inc.